EXHIBIT 99.1

Contact:

Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS ANNOUNCES RECEIPT OF $49.9 MILLION MILESTONE PAYMENT FROM ESPRIT PHARMA

LEXINGTON, MA, August 13, 2007 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that it has received a $49.9 million milestone payment from Esprit Pharma, the Company’s partner in the U.S. for SANCTURA® and SANCTURA® XR. The milestone payment was based on the total costs to develop SANCTURA XR, including clinical development, as well as manufacturing development costs.

The payment follows the August 3, 2007 approval by the U.S. Food and Drug Administration (FDA) of SANCTURA XR (trospium chloride extended release capsules), the once-daily formulation of SANCTURA. SANCTURA XR is indicated for the treatment of overactive bladder (OAB) with symptoms of urge urinary incontinence, urgency, and urinary frequency.

About SANCTURA® and SANCTURA® XR

SANCTURA and SANCTURA XR belong to a class of anticholinergic compounds known as muscarinic receptor antagonists. These compounds relax detrusor smooth muscle tissue found in the bladder, thus decreasing bladder contractions. Overactive or unstable detrusor muscle function is believed to be the cause of overactive bladder.

SANCTURA and SANCTURA XR possess a quaternary ammonium structure that may be instrumental in the low incidence of CNS side-effects. At therapeutic concentrations in vitro, SANCTURA and SANCTURA XR do not interact with drugs metabolized by the Cytochrome P-450 system, a metabolic pathway commonly associated with drug-drug interactions, and the majority of the absorbed dose is excreted largely unchanged into the urine.

Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA or SANCTURA XR should not use SANCTURA or SANCTURA XR.

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s marketed products include SANCTURA® for overactive bladder, VANTAS® for advanced prostate cancer, DELATESTRYL® to treat male hypogonadism and SUPPRELIN® LA, for central precocious puberty. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include SANCTURA® XR, the once-daily formulation of SANCTURA, which was approved by the FDA on August 3, 2007, VALSTAR® for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, and pagoclone for stuttering.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA® and SANCTURA XR™; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA, SANCTURA XR and NEBIDO®; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing, marketing, and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; our reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.